Exhibit 99.1

Poniard Pharmaceuticals Announces Positive Efficacy and Safety Data from Phase 2 Clinical Trial of Picoplatin in Men with Metastatic Prostate Cancer

— New Progression-Free Survival Data To Be Presented at 2009 ASCO Annual Meeting Support Further Clinical Development of Picoplatin in Combination with Docetaxel/Prednisone as First-Line Therapy for Metastatic Castration-Resistant Prostate Cancer —

—Poniard Management Team to Host Analyst and Investor Briefing to Discuss Data on Sunday, May 31st —

South San Francisco, Calif. (May 28, 2009) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced updated efficacy and safety data from its Phase 2 clinical trial of picoplatin in patients with metastatic castration-resistant (hormone-refractory) prostate cancer (CRPC). The data demonstrate that picoplatin in combination with docetaxel and prednisone is active as first-line therapy for metastatic CRPC. This was demonstrated by several endpoints, including reductions in prostate specific antigen (PSA) levels, disease control as measured by tumor response, and progression-free survival (PFS).  Results also continue to show that picoplatin can be safely administered every three weeks for up to 10 cycles concurrently with full doses of docetaxel and prednisone, the standard treatment for CRPC.  In addition, no neurotoxicity was observed in these patients.

“The PSA response, disease control and PFS in this Phase 2 trial are encouraging and suggest that picoplatin in combination with docetaxel and prednisone is active as first-line therapy for CPRC,” said William K. Oh, M.D., clinical director of the Lank Center for Genitourinary Oncology at the Dana Farber Cancer Institute and associate professor, Harvard Medical School. “There is no platinum-based chemotherapy approved for use in the treatment of prostate cancer.  I believe these results to date support the further development of picoplatin in combination with docetaxel and prednisone as a first-line chemotherapy regimen for metastatic CRPC, which no longer responds to hormonal therapies and for which there are limited therapeutic choices.”

Picoplatin, the Company’s lead product candidate, is a new generation platinum-based chemotherapy agent. Clinical studies to date suggest that picoplatin has an improved safety profile. It is in clinical development for multiple indications, combinations and formulations.  The picoplatin CRPC data will be presented at the American Society of Clinical Oncology’s (ASCO) 2009 Annual Meeting in Orlando, Fla., during the General Poster Session on Sunday, May 31, from 2:00 p.m. to 6:00 p.m. Eastern Time (abstract #5140).

Phase 2 CRPC Trial Design and Updated Results

The Phase 2 trial evaluated the efficacy and safety of intravenous picoplatin (120 mg/meter squared) administered every three weeks in combination with full doses of docetaxel (75 mg/meter squared) with daily prednisone (5 mg) as a first-line treatment in 32 patients with metastatic CRPC who have not received prior chemotherapy. PSA response (defined as a PSA reduction of at least 50 percent from baseline maintained for at least four weeks) is the primary endpoint. Secondary endpoints include duration of PSA response, time to progression, radiologic response, survival and safety.

The Phase 2 data, scheduled for presentation at the ASCO Annual Meeting, demonstrated that:

•                  PSA response was achieved in 78 percent of evaluable patients. In contrast, data from the published literature report a PSA response of 45 percent in patients who received docetaxel 75 mg/meter squared and prednisone 5 mg alone.(1)

•                  The median PFS using PSA was 8.5 months for patients who received picoplatin in combination with docetaxel and prednisone.

•                  Radiologic responses evaluated using RECIST (Response Evaluation Criteria in Solid Tumors; an internationally recognized measure of disease progression) in patients with measureable disease showed that 58 percent achieved disease control (defined as complete response, partial response or stable disease); one patient with a partial response and six patients with stable disease were observed in 12 patients with measurable disease.

•                  Picoplatin could be safely administered with full-dose docetaxel and prednisone for up to 10 cycles of therapy. No neurotoxicity was observed in this study to date. In contrast, data from the published literature report evidence of neuropathy in 30 percent of patients, including severe neuropathy (Grade 3/4) in almost 2 percent of patients.(1)

•                  Neutropenia was the main hematologic toxicity. In contrast with picoplatin monotherapy in previous studies, thrombocytopenia was less severe and less frequent with picoplatin administered in combination with docetaxel.

“We continue to be encouraged by the Phase 2 proof-of-concept, PFS data and believe the efficacy findings thus far support further development of picoplatin in combination with docetaxel and prednisone to treat advanced prostate cancer patients,” said Robert De Jager, M.D., chief medical officer of Poniard. “Moreover, the safety profile observed in prostate cancer supports using this picoplatin combination for future metastatic CRPC clinical trials and in other solid tumors currently treated with a platinum in combination with docetaxel, such as ovarian, non-small cell lung and bladder cancers.”

Analyst and Investor Briefing

Poniard will host an investor event, in Orlando, on Sunday, May 31, 2009. Presentations will begin promptly at 6:00 p.m. Eastern Time. The event will feature presentations and discussion with expert oncologists, including Richard Goldberg, M.D., of the University of North Carolina’s Lineberger Comprehensive Cancer Center, William Oh, M.D. of Harvard Medical School and David S. Ettinger, M.D. of the Kimmel Comprehensive Cancer Center at Johns Hopkins in addition to members of Poniard’s senior management team. The analyst meeting will also be simultaneously Webcast from Poniard’s Web site at www.poniard.com and will remain available for 30 days following the live event.

About Prostate Cancer

More than 2 million American men are currently living with prostate cancer, and it is the most common cancer, other than skin cancers, among men in the U.S. In 2009, an estimated 192,280 new cases of prostate cancer are expected to be diagnosed. Prostate cancer is the second leading cause of cancer death in American men, behind only lung cancer, with an estimated 27,360 deaths in 2009.(2) All patients with metastatic prostate cancer eventually become refractory to hormone treatment.  To date, a docetaxel-containing regimen is the only treatment regimen proven to prolong the lives of patients with CRPC.

About Picoplatin

Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. More than 1,100 patients have received picoplatin. To date, results suggest that hematologic events are severe but manageable. Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less severe than is commonly observed with other platinum chemotherapy drugs. Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors. It is being studied in multiple cancer indications, treatment combinations and by two routes of administration.

In addition to the Phase 2 clinical trial in CRPC, Poniard is currently evaluating the efficacy and safety of picoplatin in small cell lung cancer in a pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial, which is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. The Company reached its enrollment target in this international, multi-center, randomized, controlled trial in March 2009. Poniard is also evaluating picoplatin in a Phase 2 clinical trial in patients with colorectal cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s results of clinical trials, business objectives and strategic goals, drug development plans, the potential safety and efficacy of its products in development and commercialization strategy. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of clinical testing; the receipt and timing of FDA and other required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended March 31, 2009, which was filed with the SEC on May 11, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Susan Neath

Burns McClellan

212-213-0006

sneath@burnsmc.com

Jani Bergan

WeissComm Partners

415-946-1064

jbergan@wcpglobal.com

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(1) Tannock et al, NEJM 2004;351:1502-12.

(2) American Cancer Society, Cancer Facts and Figures 2009.